Exhibit 10.2

Execution Copy

EXHIBIT 2 TO STOCK PURCHASE AGREEMENT

PROMISSORY NOTE

€11,000,000	Date: January 6, 2014

FOR VALUE RECEIVED, Wildcat Acquisition BVBA, a besloten vennootschap met beperkte aansprakelijkheid under Belgian law with registered offices at Ambachtenlaan 1, 3001 Leuven (CBE no. 0543.762.994) (“Maker”) and wholly owned subsidiary of Aratana Therapeutics Inc., a Delaware corporation (“Guarantor”), promises to pay to Thuja Capital Healthcare Fund B.V. (the “Payee”), in its capacity as Sellers’ Representative and acting on behalf of the persons listed as Sellers on Annex A to the Stock Purchase Agreement dated January 6, 2014 by and among the Guarantor, Maker, the aforementioned Sellers and Thuja Capital Healthcare Fund B.V. as Sellers’ Representative (as it may be amended, supplemented or modified from time to time, the “Stock Purchase Agreement”), the principal sum of Eleven Million Euro (€11,000,000) (the outstanding principal amount of this Note, the “Principal Amount”) in accordance with the provisions of this Promissory Note (this “Note”). This Note is being issued pursuant to Section 2.4 of the Stock Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

1. Payment. The Principal Amount shall be due and payable by Maker to Payee on December 31, 2014 (the “Maturity Date”); provided, that in the event that prior to the Maturity Date, Guarantor shall complete any registered public offering or private investment in public equity (PIPE) financing transaction with institutional investors pursuant to which it issues shares of Parent Common Stock for cash (for the avoidance of doubt, this shall not include the issuance of Parent Common Stock upon the exercise of stock options or other equity incentives or other similar issuances of stock), then the Principal Amount and all accrued but unpaid interest thereon shall be due and payable within five days after the date that Guarantor or any of its affiliates receives the net proceeds from such financing transaction.

2. Interest. Interest shall accrue on the Principal Amount from the time of execution and delivery of this Note until the Maturity Date, at a rate equal to seven percent (7.0%) per annum, and shall be payable quarterly in arrears, with the first such payment due and payable on March 31, 2014, and subsequent payments due and payable on each of June 30, 2014, September 30, 2014 and the Maturity Date (each such date an “Interest Payment Date”), when all then accrued but unpaid interest shall be due and payable; provided that if (i) accrued but unpaid interest shall not be paid in full on an Interest Payment Date, (ii) the then outstanding Principal Amount and accrued but unpaid interest thereon shall not be paid in full when due and payable, or (iii) Maker fails to pay any other amount due hereunder when due, interest shall accrue on the unpaid balance of the Principal Amount and on any accrued but unpaid interest thereon, from such date until the date that (x) such accrued but unpaid interest, (y) the Principal Amount and interest accrued but unpaid thereon or (z) such other amount, as applicable, shall be paid in full, at an annual interest rate equal to the lesser of (I) twelve percent (12%), or (II) the maximum rate of interest allowed to be charged to Maker under applicable Legal Requirements.

For the avoidance of doubt, Maker confirms that is has no reason to believe that an interest rate of 12% would be contrary to applicable Legal Requirements at any point in time.

3. Financial Covenants. The payment obligations of Maker (and Guarantor, pursuant to Section 7 hereof) under this Note rank at least pari passu with all existing unsecured obligations of the Maker and Guarantor and shall rank at least pari passu with any and all future obligations of the Maker and Guarantor, except for obligations mandatorily preferred by Legal Requirements applying to companies generally and liens permitted under the secured indebtedness of Guarantor and its affiliates to Square 1 Bank. If on February 28, 2014, this Note has not been repaid in full (including the interest accrued thereon), any debt financing of Guarantor and any of its affiliates with institutional lenders (for the avoidance of doubt, this shall not include the incurrence of trade or other debt in the ordinary course of business) from such date may only be incurred for the purpose of reimbursing any amount outstanding under this Note, unless such debt financing is expressed to rank junior to the obligations under this Note.

4. Escrowed Closing Consideration. As soon as the Principal Amount becomes due and payable in accordance with Clause 1 or Clause 5 hereof, the Sellers hereby agree that, pursuant to Section 5.2 of the Stock Purchase Agreement, an amount of cash equal to the Escrow Amount shall be deposited with the Escrow Agent in the Escrow Account and the deposit of such amount shall be deemed to be payments under the Note to the Payee in its capacity as the Sellers’ Representative.

5. Acceleration. In the event of a Change of Control or Payment Default (each as defined below) prior to the Maturity Date, then upon the completion of such Change of Control or upon the occurrence of such Payment Default, (i) the then outstanding Principal Amount of this Note, plus (ii) the accrued but unpaid interest, if any, shall become immediately due and payable, at which time they will be immediately due and payable. The term “Change of Control” shall mean (i) any direct or indirect acquisition of the Maker or Guarantor by means of merger or other form of corporate reorganization in which outstanding shares of the Maker or Guarantor are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a merger effected primarily for the purpose of changing the domicile of the Maker or Guarantor) that results in the transfer of 50% or more of the outstanding voting power of the Maker or Guarantor, (ii) any other transaction or series of related transactions in which in excess of 50% of the Maker’s or Guarantor’s voting power is transferred directly or indirectly or (iii) any sale or license (on an exclusive basis) of all or substantially all of the assets or intellectual property of Guarantor (on a consolidated basis) outside the ordinary course of business. The term “Payment Default” shall mean (i) any time the Maker fails to pay any amount due hereunder when due and payable, provided that such failure is not cured within five (5) Business Days of the Maker’s receipt of written notice of the same from the Payee and (ii) the failure of Maker to inform Payee by written notice of any Change of Control at the latest on the Business Day following such Change of Control.

6. Right to Set-off. Maker’s obligation to pay the Principal Amount and accrued interest thereon is subject to the Setoff Mechanism to which Maker is expressly entitled pursuant to Section 5.3(b) of the Stock Purchase Agreement.

7. Guarantee. Guarantor hereby irrevocably and unconditionally guarantees the punctual performance by Maker of all obligations of the Maker under this Note and undertakes that whenever the Maker does not pay any amount when due under or in connection with this Note, that Guarantor shall pay that amount as if it was the principal obligor. To the extent applicable, Guarantor hereby waives the application of Article 2021 of the Belgian Civil Code and waives any right it may have of first requiring the beneficiaries of the Note (or any trustee or agent on their behalf) to proceed against or enforce any other rights or claim payment from any person before claiming from Guarantor under this Clause 7, without prejudice to Guarantor’s other right pursuant to Articles 2011 through 2039 of the Belgian Civil Code.

8. Miscellaneous.

8.1 Payee, in its capacity as Sellers’ Representative, and all persons listed as Sellers on Annex A to the Stock Purchase Agreement are third party beneficiaries (entitled however only to act through the Payee in its capacity of Sellers’ Representative and in accordance with the mandate of the latter under the Stock Purchase Agreement) of any and all obligations of the Maker and of Guarantor under this Note.

8.2 All payments made pursuant to this Note shall be made in Euro by wire transfer to such bank account or bank accounts as Payee may specify. Any dollar-euro currency exchange risk shall be exclusively borne by the Maker.

8.3 This Note shall be construed and enforced in accordance with and governed by the laws of Belgium, without reference to conflicts of laws rules.

8.4 The titles, captions and headings of this Note are provided for convenience of reference only and shall not be deemed to constitute a part of this Note.

8.5 All notices to a party hereto shall be addressed to such party at the address or addresses as may be specified in the Stock Purchase Agreement (as the same may be changed from time to time in accordance with the Stock Purchase Agreement). All notices are effective the day after receipt, if sent by email and confirmed by recognized overnight courier or facsimile.

8.6 Should any provision of this Note be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Note shall remain in full force in all other respects and the parties hereto shall negotiate in good faith appropriate modifications to this Note that most nearly effects the parties’ intent in entering into this Note.

8.7 Maker hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

8.8 Neither Maker nor Payee may assign or transfer (in whole or in part) (any of its rights or obligations under) this Note without the express prior written consent of the Payee. The consent of the Maker shall not be required for an assignment by Payee to a Seller or any partner or stockholder of a Seller of interests in the Note (as opposed to the Note itself) consisting solely of the right to receive payments in the aggregate amount of up to Nine Million Five Hundred Thousand Euro (€9,500,000) of the Principal Amount, together with the accrued but unpaid interest thereon, provided that the Maker is given prior written notice of such assignment and the transferee delivers to the Maker, as a condition to such assignment, its written agreement to be subject to and bound by all of the provisions set forth in this Note, the Purchase Agreement and the documents contemplated thereby that were applicable to the transferor of such permitted assignee.

8.9 If the Sellers decide to replace the Sellers’ Representative and appoint a successor Sellers’ Representatives in accordance with Section 6.8(a) of the Stock Purchase Agreement, such replacement shall also qualify as a replacement of the Payee under this Note and, as from the notification to the Buyer of the replacement of the Sellers’ Representative, only the successor Sellers’ Representative shall be entitled to act as Payee under this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

MAKER

Wildcat Acquisition BVBA

By:	/s/ Steven St. Peter
Name: Title:	Steven St. Peter Director

Please hand-write the following below (in Dutch):

Goed voor borg voor de som van elf miljoen euro plus interesten aan zeven percent

/s/ *

ARATANA THERAPEUTICS, INC., as Guarantor

By:	/s/ Steven St. Peter
Name: Title:	Steven St. Peter President and Chief Executive Officer

[Signature Page to Promissory Note]